Exhibit 99.1

PAN AMERICAN ENERGY CORP.

Now Known as Morgan Beaumont, Inc.

2280 Trailmate Drive, Sarasota, FL 34143

Phone: 941-753-2875

For immediate Release

August 6, 2004

Las Vegas, Nevada: Pan American Energy Corp., PAEY:OTCBB (the "Company") is pleased to announce that it has completed its merger with Morgan Beaumont, Inc. of Sarasota, Florida ("Morgan FL"). Under the terms of the merger the Company has acquired 100% of the share capital of Morgan FL in exchange for approximately 13,000,000 restricted shares in the capital stock of the Company being issued to the current stockholders of Morgan.

In conjunction with the merger the Company has changed its name its name to "Morgan Beaumont, Inc." and it began trading under the symbol "MBEU" on August 6, 2004.

The new board of directors of the Company consist of five members: Messrs. Clifford Wildes, Kenneth Craig, Erik Jensen, Rod Braido and Mark Brewer. Mr. Scott Houghton and Korina Houghton have resigned as directors and officers and Mr. Arnold Howardson has also resigned as an officer of the Company effective as of 1:30 PST today.

The Company did not go forward with the stock consolidation approved by its stockholders as originally planned.

Information about Morgan Beaumont, Inc.

Morgan Beaumont, Inc., is a Nevada incorporated technology solutions company located in Sarasota Florida.

The companies' primary products and services include: two re-loadable financial products for the sub prime credit market, interactive voice response activation system and Customer Relationship Management technology ("CRM"). The company develops and supports ATM/Debit Card and stored value MasterCard programs and has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks marketed under the Morgan brand name as well as other private label brands.

Further information about the merger and Morgan FL is contained in the Company's information circular filed July 6, 2004 and Form 8-K filed August 6, 2004 through EDGAR with the Securities and Exchange Commission.

On behalf of the Board of Directors

/s/ Scott Houghton

Scott Houghton

President

Pan American Energy Corp.